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                      IN THE UNITED STATES DISTRICT COURT          FILED
                      FOR THE NORTHERN DISTRICT OF TEXAS        JUL 29 1997
                               DALLAS DIVISION              NANCY DOHERTY, CLERK

EUROMED, INC.,
                                   CIVIL ACTION NO.
PLAINTIFF,
                                   3-97-CV-0322-N
Vs.

GREGORY ALAN GAYLOR,

DEFENDANT.

                                  FINAL JUDGEMENT

     On the 28th day of July, 1997, the Court heard evidence regarding Plaintiff EuroMed, Inc.'s ("EuroMed") monetary damages in the above-styled and numbered cause. EuroMed appeared in person by and through its attorneys of record. Defendant Gregory Alan Gaylor ("Gaylor") failed to appear at the hearing on EuroMed's monetary damages

     1. The Court heard evidence from EuroMed and rendered final judgment for EuroMed against Gaylor.

     2. The Court adopted the Findings of Fact and Conclusions of Law submitted by EuroMed on July 23, 1997.

     3. Based on the Findings of Fact and CONCLUSIONS OF LAW, IT is hereby ordered, Adjudged, and Decreed that EuroMed recover from Gaylor actual damages in the amount of $5,350,000.00, plus pre-judgment interest as provided by law, for business disparagement and intentional interference with contract.

     4. Based on the Findings of Fact and Conclusions of Law, it is hereby Ordered, Adjudged, and Decreed that EuroMed recover from Gaylor punitive damages in the amount of $10,700,000.00.

     5. The Court further adopts the Interlocutory Default Judgment entered in this matter on June 30, 1997, and hereby Orders, Adjudges, and Decrees that Gaylor and his officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with him who receive actual n6tice of the injunction, are hereby permanently restrained and permanently enjoined from:

(a) violating Section 13(d) of the Securities Exchange Act of 1934, 15 U.S.C. S '78m(d) , by failing to submit the reporting information required by that Section to EuroMed and the appropriate stock exchange organization; and

(b) violating any other provision of the Securities Exchange Act of 1934, 15 U.S.C. 5 78.

     6. It is further Ordered, Adjudged, and Decreed that EuroMed is entitled to post-judgment interest from Gaylor on the total amounts awarded to EuroMed, as indicated above, at the rate

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of 5.56% from the date of entry of judgment until paid in full.

     7. It is further ordered, Adjudged, and Decreed that all costs of court-are taxed against Gaylor.

     8. It is further Ordered, Adjudged, and Decreed that execution shall issue for this Final Judgment.

     9. It is further Ordered, Adjudged, and Decreed that all relief not granted in this Final Judgment is denied, and that this is a final judgment.

SIGNED THIS 29TH DAY OF JULY, 1997.

UNITED STATES DIISTRICT JUDGE